EXHIBIT 99.1
NEWS RELEASE

Contacts:
R. Jeffrey Williams	Scott Brittain
Chief Financial Officer	Corporate Communications Inc.
O’Charley’s Inc.	(615) 254-3376 ext. 308
(615) 782-8982
O’CHARLEY’S INC. APPOINTS MARC BUEHLER AS
O’CHARLEY’S CONCEPT PRESIDENT
NASHVILLE, Tenn., Sept. 14, 2011 — O’Charley’s Inc. (NASDAQ: CHUX) today announced the appointment of Marc A. Buehler as Concept President for O’Charley’s, effective September, 16, 2011. Buehler brings an extensive and successful record of accomplishments in the casual dining industry to O’Charley’s. Most recently, he was President, CEO and a director of Kona Grill, Inc., serving from November 2009 until June 2011. Previously, he served as CEO of LS Management, Inc., the operator of two restaurant concepts with a total of nearly 200 locations: The Lone Star Steakhouse & Saloon and the Texas Land & Cattle Steak House. In addition, Buehler was also with Romacorp, which operated or franchised over 200 Tony Roma’s, joining the company as Vice President of Marketing and rising to President, CEO and director.
     O’Charley’s, Inc. President and CEO, David W. Head remarked, “Marc Buehler has an outstanding reputation as a result of his demonstrated capabilities in all aspects of leading a restaurant concept, as well as a strong commitment to deliver memorable dining experiences through outstanding food and superior service. We are confident of Marc’s ability to contribute significantly to our ongoing work of returning the O’Charley’s concept to a path of long-term profitable growth and development.”
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CHUX Appoints Mark Buehler As O’Charley’s Concept President

Sept. 14, 2011
     Consistent with the Company’s philosophy of aligning the interests of its management with those of its shareholders, the Company has granted Mr. Buehler stock option awards for an aggregate of 100,000 shares of the Company’s common stock that will cliff vest after three years. This award constitutes an inducement award under NASDAQ Stock Market Rule 5635(c)(4).
About O’Charley’s Inc.
     O’Charley’s Inc., headquartered in Nashville, Tennessee, is a multi-concept restaurant company that operates or franchises a total of 343 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 227 restaurants in 18 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 6 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Ninety Nine concept includes 106 restaurants throughout New England and upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Stoney River Legendary Steaks concept includes 10 restaurants in six states in the Southeast and Midwest. This steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
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